UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

BIOVERIS CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware	80-0076765
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

16020 Industrial Drive
Gaithersburg, MD 20877
(301) 869-9800
(Address of Principal Executive Offices) (Zip Code)

2003 STOCK INCENTIVE PLAN
(Full Title of the Plan)

BioVeris Corporation
16020 Industrial Drive
Gaithersburg, MD 20877
(301) 869-9800
(Name and Address of Agent for Service)
(Telephone Number, Including Area Code, of Agent for Service)

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-113173) (the “Registration Statement”) of BioVeris Corporation (“BioVeris”), pertaining to the registration of certain shares of BioVeris’s common stock, par value $0.001 per share (“BioVeris Common Stock”), issuable to eligible employees of BioVeris under the 2003 Stock Incentive Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on March 1, 2004.

BioVeris, Roche Holding Ltd (“Roche”) and Lili Acquisition Corporation, a wholly-owned subsidiary of Roche (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of April 4, 2007, pursuant to which, among other things, Merger Sub would be merged with and into BioVeris, BioVeris would survive as a wholly-owned subsidiary of Roche and each outstanding share of BioVeris Common Stock would be converted into the right to receive $21.50 in cash, without interest (the “Merger”).

On June 26, 2007, BioVeris effected the Merger pursuant to Section 251 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on June 26, 2007 (the “Merger Date”).

As a result of the Merger, BioVeris has terminated all offerings of BioVeris Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by BioVeris in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of BioVeris Common Stock which remain unsold at the termination of the offering, BioVeris hereby removes from registration all shares of BioVeris Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, on July 12, 2007.

BIOVERIS CORPORATION

By:	/s/ Steve A. Oldham
Name: Steve A. Oldham
Title: Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on July 12, 2007 in the capacities indicated.

Signature	Title

/s/ Tom Adkins	President
(Tom Adkins)

/s/ Antonio Vergara	Vice President and Treasurer
(Antonio Vergara)

/s/ Gottlieb A. Keller	Director
(Gottlieb A. Keller)

/s/ Frederick Kentz	Director
(Frederick Kentz)

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